EXHIBIT 10.46
LEASE AGREEMENT
BETWEEN
SAVOY IBP 8, LTD.
AND
REALPAGE, INC.

TABLE OF CONTENTS
Basic Lease Information

Exhibits

Exhibit A	Outline of the Premises
Exhibit A-1	Legal Description of the Land
Exhibit B	Building Rules and Regulations
Exhibit C	Operating Expenses
Exhibit D	Tenant Finish Work: Allowance
Exhibit D-1	Shell Construction
Exhibit D-2	Space Plan
Exhibit E	Renewal Option
Exhibit F	Parking
Exhibit G	Janitorial Specifications
Exhibit H	Signage Criteria
Exhibit I	Furniture
Exhibit J	Conduit
Exhibit J-1	Conduit Diagram
List of Defined Terms

Page
ADA	8
Affiliate	13
Annual Electrical Cost Statement	1
Annual Operating Statement	Exh. C
Basic Cost	Exh. C
Basic Lease Information	1
BOMA	iii
Building	iv
Building Systems	5
Casualty	16
Collateral	21
Commencement Date	iv, 1
Comparable Buildings	i
Construction Hard Costs	Exh. D
Tenant Allowance	v, Exh. D
Controllable Expenses	Exh. C
Damage Notice	16
Electrical Costs	2
Event of Default	17
Excess	Exh. C
Expense Stop	Exh. C
Hard Construction Costs	Exh. D
Initial Liability Insurance Amount	13
Land	iv
Landlord	iv, 1
Landlord’s Mortgagee	14

Page
Lease	v, 1
Loss	7
Mortgage	14
Parking Area	Exh. F
Permitted Transfer	12
Premises	iv
Primary Lease	14
Project	iv
Rentable Square Feet	iv
Rentable Square Foot	iv
Security Deposit	iv 2
Shell Construction	Exh. D
Substantial Completion	Exh. D
Substantially Completed	Exh. D
Substitution Effective Date
Substitution Notice
Substitution Space
Taking	15
Taxes	Exh. C
Tenant	iii, 1
Total Construction Costs	Exh. D
Total Rentable Square Feet	iii
Total Rentable Square Foot	iii
Transfer	11
UCC	21
Variable Basic Cost	Exh. C
Work	Exh. D
Working Drawings	Exh. D

BASIC LEASE INFORMATION

Lease Date:	August 28, 2006

Tenant:	RealPage, Inc., a Delaware corporation

Tenant’s Address	4000 International Parkway, Suite 1000 Carrollton, Texas 75007

Contact:	Timothy J. Barker Telephone: 972.820.3919

Landlord:	Savoy IBP 8, Ltd., a Texas limited partnership

Landlord’s Address:	4100 International Parkway
Suite 1100
Carrollton, Texas 75007

Contact:	Mack Dennis Telephone: (972) 820 2215

Premises:	Suite No. 1000, in the office building (the “Building”) located or to be located on the land described as International Business Park, Carrollton, Denton County, Texas, and whose street address is 4120 International Parkway, Carrollton, Texas 75007, as particularly described in Exhibit A-1 (the “Land”). The Building and Land together comprise the “Project”. The Premises are outlined on the plan attached to the Lease as Exhibit A and shall contain 29,211 square feet of rentable area (“Total Rentable Square Feet of the Premises” or singularly “Total Premises Rentable Square Foot”). The Building contains 99,804 of total square feet of rentable area (“Total Rentable Square Feet of the Building” or singularly “Total Building Rentable Square Foot”).

Term:	Commencing September 1, 2006 (the “Commencement Date”), and ending at 5:00 p.m. August 31, 2016, subject to earlier termination and extension as provided in the Lease.

		Annual Rate per
		Rentable Square	Basic Monthly
Basic Rental:	Period	Foot	Rental
	September 1, 2006-	$20.00	$48,685.00
	August 31, 2016

Security Deposit:	$48,685.00 due upon execution of the Lease as referenced in Section 5 of the Lease.

Rent:	Basic Rental, Tenant’s share of Electrical Costs, Excess (if any), and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:	General office use, as more fully defined herein.

Tenant’s Proportionate Share:	29.268% (which is the percentage obtained by dividing the Total Rentable Square Feet of the Premises by the Total Rentable Square Feet of the Building).

Tenant Allowance:	$10.00 per Rentable Square Foot within the Premises.

Comparable Buildings:	As used herein or in the Lease, the term “Comparable Buildings” shall mean those low-rise garden style, multi-tenant, commercial office buildings completed on or after January 1, 1997, which are comparable to the Building in size, design, quality, use, and tenant mix, and which are located in the same market area (i.e., Plano area North of Frankford, East of I-35E, West of Preston Road and South of State Hwy. 121).
     The foregoing Basic Lease Information is incorporated into and made a part of the related lease (the “Lease”). If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.
(END OF PAGE: SIGNATURE PAGES FOLLOW)

{SIGNATURE PAGE TO LEASE AGREEMENT — 4120 INTERNATIONAL PARKWAY — REALPAGE, INC.}
LANDLORD:
Savoy IBP 8, Ltd.
a Texas limited partnership
By: Savoy IBP 8 GP, LLC,
a Texas Limited Liability Company
its general partner

By: Name:	/s/ Mack W. Dennis Mack W. Dennis
Title:	Senior Vice President

{SIGNATURE PAGE TO LEASE AGREEMENT — 4120 INTERNATIONAL PARKWAY — REALPAGE, INC.}
TENANT:
RealPage, Inc., a Delaware corporation

By: Name:	/s/ Stephen T. Winn Stephen T. Winn
Title:	Chairman, CEO & President

     THIS LEASE AGREEMENT (this “Lease”) is entered into as of August 28 , 2006 between SAVOY IBP 8, LTD., a Texas limited partnership (“Landlord”) and REALPAGE, INC., a Delaware corporation, (“Tenant”).

DEFINITIONS AND BASIC PROVISIONS	1. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. To the extent of any conflict between the Basic Lease Information and any provision contained in this Lease, this Lease shall control.

LEASE GRANT	2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

TERM	3. The Term shall commence September 1, 2006 (the “Commencement Date”), and end at 5:00 p.m. August 31, 2016, subject to renewal options as provided in Exhibit E. Landlord shall deliver possession of the Premises to Tenant upon execution hereof. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to Landlord’s completion of any related punch-list items. Tenant shall execute and deliver to Landlord, within ten (10) days after Landlord has requested same, a letter confirming (1) the Commencement Date, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises.

RENT	4. (a) Payment. Tenant shall timely pay to Landlord the Rent without deduction or set off (except as otherwise expressly provided herein), at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental shall be payable monthly in advance. The first full monthly installment of Basic Rental shall be payable contemporaneously with the execution of this Lease; thereafter, monthly installments of Basic Rental shall be due on the first day of each succeeding calendar month during the Term. Basic Rental for any partial month at the beginning or end of the Term shall be prorated based upon the number of days within the Term during the partial month multiplied by 1/365 of the then current annual Basic Rental and shall be due on or before the fifth day immediately preceding the Commencement Date, or first day of the last calendar month of the Term, as applicable.

(b) Electrical Costs. Tenant shall pay to Landlord an amount equal to the product of (1) the cost of all electricity used by the Project (“Electrical Costs”), multiplied by (2) Tenant’s

Proportionate Share plus (3) the actual cost of any submetered electrical usage in the Premises. Such amount shall be payable monthly based on Landlord’s reasonable estimate of the amount due for each month, and shall be due on the Commencement Date and on the first day of each calendar month thereafter.

At Tenant’s election, and subject to Landlord’s prior approval, Tenant may install a wattage-based electrical submetering system (“Submetering System”) for the Premises to capture Tenant’s actual use of electricity, including the 24/7 RTU (roof top unit(s)) in the Premises. Where Tenant installs the Submetering System, the preceding paragraph shall no longer apply, and Tenant then shall pay to Landlord an amount equal to the product of (1) the actual cost of all electricity used by the Project for the Project’s common areas (“Electrical Costs”), multiplied by Tenant’s Proportionate Share plus (2) the actual cost of any submetered electrical usage in the Premises. Such amount shall be payable monthly based on Landlord’s reasonable estimate of the amount due for each month, and shall be due on the Commencement Date and on the first day of each calendar month thereafter. Provided Tenant implements the Submetering System on or before March 31, 2007, Tenant may include the Submetering Systems as part of the Tenant Allowance hereunder.

(c) Annual Electrical Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Electrical Costs (the “Annual Electrical Cost Statement”) for the previous year adjusted as provided in Section 4.(d), which shall include a reconciliation of the actual amount Tenant owes for its share of Electrical Costs against any estimated amount collected from Tenant. If such reconciliation shows that Tenant paid more than owed, then Landlord shall reimburse Tenant by check or cash for such excess within thirty (30) days after delivery of the Annual Electrical Cost Statement; conversely, if Tenant paid less than it owed, then Tenant shall pay Landlord such deficiency within thirty (30) days after delivery of the Annual Electrical Cost Statement.

(d) Adjustments to Electrical Costs. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Electrical Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof.

(e) Delinquent Payment. Subject to the one-time exception provided below, if any payment required by Tenant under this Lease is not paid when due, Landlord may charge Tenant a fee equal to 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. Said late charge shall be waived one time during any consecutive twelve (12) month period (i.e., upon waiver of a late charge, it shall not again be waived until at least twelve (12) months has passed since the late charge has been waived) provided full payment is received by Landlord within ten (10) business days of notice as provided within Section 15.(a) written below. In no event shall the charges permitted under Section 4.(e) or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

(f) Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within ten (10) days of demand, that part of such taxes for which Tenant is primarily liable.

(g) Excess. Tenant shall pay the Excess in the Basic Cost over the Expense Stop as such terms are defined in Exhibit C.

SECURITY DEPOSIT	5. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord, in immediately available funds, the Security Deposit, which shall be held by Landlord without liability for interest and as security for performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (defined below). Landlord may, from time to time upon written notice to Tenant and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Within thirty (30) days after the expiration of the Term, as may have been extended, provided Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit to Tenant.

LANDLORD’S OBLIGATIONS	6. (a) Services; Maintenance. Landlord shall furnish to Tenant (1) potable water (hot and cold) at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning from 7 a.m. to 7 p.m. Monday through Friday and 7 a.m. to 2 p.m. on Saturday, except for New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and the Friday following Thanksgiving Day, and Christmas Day (which days shall be collectively referred to herein as “Holidays”) sufficient to maintain temperatures during these hours as follows: (a) in the winter a minimum of 70 degrees Fahrenheit dry bulb when the outside temperature is not less than 10 degrees Fahrenheit dry bulb and (b) in the summer a maximum of 78 degrees Fahrenheit dry bulb when the outside temperature is not more than 105 degrees Fahrenheit dry bulb, in each case for those portions of the Premises in which temperature is not affected by computer and other heat generating equipment (other than desk top laser printers, personal computers and other machines of similar low electrical consumption except in areas where more than two (2) such machines operation per employee desk; (3) janitorial service to the Premises on weekdays other than Holidays (Landlord reserves the right to bill Tenant separately for extra janitorial service required for any special improvements installed by or at the request a Tenant) and such window washing as may from time to time in Landlord’s judgment be reasonably required, such janitorial services to be generally in accordance with those services described in Exhibit G; (4) non-exclusive elevator for ingress and egress to the floors on which the Premises are located; (5) replacement of Building-standard light bulbs and fluorescent tubes; provided that Landlord’s standard charge for such bulbs and tubes shall be paid by Tenant; and (6) electrical current (subject to Tenant’s obligation to pay its share of Electrical Costs as provided herein). If Tenant desires heat and air conditioning at any time other than times herein designated, such services shall be supplied to Tenant upon reasonable advance notice and Tenant shall pay to Landlord $40.00 per hour (minimum two hours) for each additional hour (prorated and rounded up to the nearest quarter hour) such services are provided, Landlord shall generate a monthly invoice for such usage, and such amount shall being payable in arrears in the month next following the month in which such service was provided. Landlord’s obligation to furnish services under this Section shall be subject to the rules, regulations and other conditions or requirements of the supplier of such services and any applicable government entity or agency therefore.

(b) Maintenance. Landlord shall maintain all Shell Construction items, Building Systems (defined below), and Building common areas including all parking areas and landscaping, in good order and condition as customary for Comparable Buildings. “Building Systems” shall include all electrical, plumbing, and air conditioning systems within the Building which either were included in the Shell Construction or which were installed by Tenant pursuant to this Lease and which meet the following requirements: (i) properly approved by Landlord; (ii) installed in conformance with all plans and specifications as approved by Landlord; (iii) Tenant shall have informed Landlord in writing of the name, address, phone number and contact person of the contractor responsible for the installation of such system; (iv) Tenant shall have assigned in writing all contractor’s and manufacturer’s warranties received by Tenant in connection with such system; and (v) in connection with Tenant’s contracting for the installation thereof, Landlord shall have been expressly named as a third party beneficiary to, and shall have been provided copies of, such contract and any related warranties. Notwithstanding the foregoing, “Building Systems” shall not include any improvements made to or within the Premises which differ from the base building systems or are otherwise specialized to Tenant’s use and occupancy of the Premises and not customary for office tenants in Comparable Buildings. Any such improvement shall be maintained and repaired by Tenant, at its sole cost and expense, with contractors and subcontractors approved by Landlord in writing and otherwise in accordance with the provisions of Subsections 7(b) and 7(d) below. Landlord agrees to provide services and to maintain the Building in a manner consistent with the services and maintenance provided to office tenants in Comparable Buildings; provided, however, all costs and expenses associated with the maintenance, repair and/or replacement of any item, element or component of Building Systems which was installed by or at the request of Tenant (except as approved above) shall be borne solely by Tenant, and Tenant agrees to reimburse Landlord for all such costs and expenses within fifteen (15) days after receipt of an invoice therefor.

(c) Excess Electrical Use. Landlord shall use reasonable efforts to furnish electrical current for computers, electronic data processing equipment, special lighting, or other equipment that requires more than 120 volts, or other equipment whose electrical energy consumption exceeds normal office usage, through any existing feeders and risers serving the Building and the Premises. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 120 volts or otherwise exceeding Building capacity unless approved in advance by Landlord, which approval shall not be unreasonably delayed, withheld or conditioned. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenants excess electrical requirements shall, upon Tenants request, be installed by Landlord (unless otherwise agreed by Landlord) at Tenant’s expense, if in Landlord’s sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines, excluding computers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, after thirty (30) days written notice to Tenant, during which time Tenant shall have the opportunity to cease such overload activities or agree to provide supplemental air conditioning units, and if Tenant fails to do either, then Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor. At the time of Tenant’s submission of plans and specifications for Landlord’s approval pursuant to Section 7 herein or Exhibit D to this Lease, Landlord and Tenant shall cooperate in good faith to identify any fixtures, equipment and/or appliances to be installed or placed in the Premises which fixtures, equipment or appliances would exceed the normal and customary electrical use and consumption of typical office tenants in Comparable Buildings, would affect the temperature otherwise maintained by the air conditioning system, or would require electric capacity in excess of any planned or existing feeders, risers, or wiring to the Premises.

(d) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable; however, such unavailability shall not render

Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of all or a portion of the Premises for more than five (5) consecutive business days because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefor, be entitled to abatement of Rent, or the pro rata portion thereof equivalent to the portion of the Premises rendered unusable to the entire Premises, for each consecutive day (after such five (5) business day period) that Tenant is so prevented from making reasonable use of the Premises or the applicable portion thereof.

(e) Access. Subject to any Building rules and regulations, necessary repairs and maintenance, and any events beyond Landlord’s reasonable control which would prevent access, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. The Building shall include twenty-four (24) hour access by security card which cards shall be provided to Tenant upon payment of a $10 refundable deposit per card. Tenant may install its own, independent security card system for controlling access to, from and within the Premises, and Landlord shall, to the extent reasonably practicable, work with Tenant to integrate Tenant’s card access system with the Building card access system so that the access control system at the main entrance to the Building could be operated by Tenant’s access cards as well as Landlord’s access cards. Tenant shall provide Landlord, at no cost to Landlord, not less than two (2) master access cards to Tenant’s security card system which will permit Landlord access to all portions of the Premises at all times. An on-site security patrol (within and for the benefit of the entire International Business Park of which the Building is a part and not solely within or for the sole benefit of the Building) will be provided for approximately ten (10) hours per night, seven (7) nights per week. Such patrol will provide escort service to Tenant’s employees to and from the Building and the Parking Area during those hours which such patrol is provided and upon such notice as may be reasonably required by such patrol. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT, ITS EMPLOYEES; AGENTS, NOR ANY OTHER PERSON FOR LOSSES DUE TO THEFT OR BURGLARY, OR FOR DAMAGES OR INJURY TO PERSONS OR PROPERTY DONE BY PERSONS GAINING ACCESS TO THE PROJECT

OR THE PREMISES EVEN IF CAUSED IN WHOLE OR PART BY THE NEGLIGENCE OF LANDLORD, ITS EMPLOYEES, AGENTS OR CONTRACTORS, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE ORWILFUL MISCONDUCT OF LANDLORD, AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY FOR SUCH LOSSES, DAMAGES AND/OR INJURY.

IMPROVEMENTS, ALTERATIONS, REPAIRS, MAINTENANCE	7. (a) Improvements; Alterations. No improvements or alterations in or upon the Premises, including not by limitation paint, wall coverings, floor coverings, light fixtures, window treatments, signs, advertising, or promotional lettering or other media, shall be installed or made by Tenant except in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed except that Landlord may withhold approval of any improvements or alterations which it determines, in its sole opinion, will materially and adversely affect any structural or aesthetic (only to the extent visible from outside the Premises or common areas) aspect of the Building or Building Systems. All improvements and alterations (whether temporary or permanent in character) made in or upon the Premises, either by Landlord or Tenant, shall (i) comply with all applicable laws, ordinances, rules and regulations, and (ii) be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant unless prior to installation, Tenant provides Landlord with written notice of all items which may be removed by Tenant and Landlord consents to such removal in advance. Such consent shall not be unreasonably withheld provided Landlord may condition such consent as it deems reasonably necessary including not by limitation requiring Tenant to replace any items upon removal with similar items comparable to any such items in the Building or, if not applicable, then Comparable Buildings. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Landlord warrants and agrees that it shall complete the Building Shell Construction in compliance with all then applicable governmental laws, rules and regulations, including not by limitation the Americans with Disabilities Act (“ADA”) and the Texas Accessibility Standards (TAS) Article 9102, Texas Civil Statutes, The Administrative

Rules of the Texas Department of Licensing and Regulation. Thereafter, notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for all costs incurred to cause the Premises to comply with any such laws, rules or regulations, including not by limitation the retrofit requirements of the ADA and TAS, as may be amended.

(b) Tenant Repairs; Maintenance. Except for those janitorial services to be provided by Landlord as expressly provided in this Lease, Tenant shall maintain its personal property and all improvements or alterations to the Premises other than those items included in Shell Construction (including all heating, ventilation and air conditioning systems (“HVAC”) as described in Exhibit D-1 from the point of supply to the point of entry into the Premises),which shall be maintained by Landlord, in a clean, safe, operable, attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Subject to the provisions of Section 10.(b) and 14, and normal wear and tear, Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project caused by Tenant or Tenants agents, contractors, or invitees. If Tenant fails to commence and diligently pursue such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Landlord, upon written notice to Tenant, may make the same at Tenants expense, which shall be payable to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

(c) Performance of Work. All work described in this Section 7 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the structure of the Building, or plumbing, electrical lines, or other utility transmission facilities or Building mechanical systems. All such work which may affect the Building’s electrical, mechanical, plumbing or other systems must be approved by the Building’s engineer of record.

(d) Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing to

Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefore.

USE	8. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises. General Office use includes but is not limited to operation of a data center, call center, computer room, customer training center and software reproduction, packaging and shipping center; software development; web page design and hosting; product support; sales and administration; with some functions operational 24 hours per day, 7 days per week. The Premises shall not be used for (i) any use which is disreputable, (ii) creates extraordinary fire hazards, (iii) results in an increased rate of insurance on the Building or its contents, or (iv) the storage of any hazardous materials or substances in violation of environmental laws. If, because of Tenant’s acts, the rate of insurance on the Building or its contents increases, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Project. Landlord agrees not to lease space in the Project to a competitor of Tenant (as described in Section 23.(s)) during the term of this Lease, including any renewals or extensions.

ASSIGNMENT AND SUBLETTING	9. (a) Transfers; Consent. Other than permitted transfers as described below, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, (1) advertise that any portion of the Premises is available for lease (excluding the engagement of a real estate broker to market sublease space), (2) assign, transfer, or encumber this Lease or any estate or interest herein whether directly or by operation of law, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 9.(a)(2) through 9.(a)(6) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; and general references sufficient to enable Landlord to determine the proposed transferee’s reputation and character. Landlord shall respond in writing to Tenant’s request for a Transfer within ten (10) business days of receipt of written request therefor. Tenant shall reimburse Landlord for its attorneys’ fees and other expenses incurred in connection with considering any request for its consent to a Transfer (not to exceed $500 per request). Landlord shall not unreasonably withhold, delay or condition its consent except that Landlord may withhold or condition its consent if it reasonably determines that the proposed transferee or its use (including not by limitation the number of employees, hours of operation, parking requirements, electrical or other Building system requirements, conflicts or competition with existing tenants) is unacceptable, would burden the Building, or are incompatible with the Building or its occupants. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon Tenant’s receipt of notice from Landlord to do so; however, Landlord shall not be obligated to accept separate Rent payments from any transferees and may require that all Rent be paid directly by Tenant.

(i) Permitted Transfers. Tenant shall be permitted without the consent of Landlord, to periodically sublet portions of the Premises or to assign this Lease to any Affiliate of Tenant so long as the Premises continue to be used solely for the Permitted Use and the parking requirements of the subtenant or assignee are no greater than those of Tenant (such transfer being deemed a “Permitted Transfer”). As used herein, “Affiliate” shall mean any person or entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Tenant, or any person or entity merging with Tenant, or acquiring the majority of the voting stock of Tenant, or acquiring all or substantially all of the assets of Tenant. As used herein “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of and policies of such controlled person or entity. Following any such assignment or subletting, Tenant shall remain primarily liable for all present and future obligations under this Lease, or if Tenant no longer exists because of a merger or acquisition, the surviving or acquiring entity shall expressly assume the obligations of Tenant hereunder. Tenant shall promptly notify Landlord in writing within ten (10) days after such assignment or subletting.

(b) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, one-half (1/2) of all rent received by Tenant for a Transfer (other than a Permitted Transfer) that exceeds the Rent allocable to the portion of the Premises covered thereby after Tenant has recovered from any such excess all costs associated with such assignment or subletting, (i.e. marketing, advertising and promotional costs, real estate commissions, legal fees and construction costs). Tenant shall hold such amounts in trust for Landlord and pay them to Landlord within ten (10) days after receipt.

(c) Cancellation. Notwithstanding anything to the contrary herein, Landlord shall have the option, upon any request by Tenant for Landlord’s approval of a Transfer (i) of more than thirty percent (30%) (in the aggregate including those Transfers, then in effect and as then requested) of the Premises and (ii) where the Basic Rental payable under the terms of all such Transfers (including the proposed Transfer) exceeds the total Basic Rental provided by the Lease, to terminate this Lease as to, and retake possession of, that portion of the Premises as would be subject to such requested Transfer. Such termination shall be effective as of the date on which such transfer was to be effective. If Landlord terminates this Lease as to any portion of the

Premises, then this Lease shall cease for such portion of the Premises; and Tenant shall pay to Landlord all Rent accrued through the termination date relating to the portion of the Premises covered by the proposed Transfer and unamortized brokerage commissions (amortized on a straight-line basis over the initial Term of the Lease) paid or payable by Landlord in connection with this Lease to the brokerage firms listed in Section 23.(d) that are allocable to such portion of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. In such event, prior to the effective date of such termination, and subject to Landlord’s direction and supervision, Tenant shall be solely responsible for the cost and construction of a wall demising the remaining Premises from the portion of the Premises as to which the Lease is terminated.

INSURANCE; WAIVERS; SUBROGATION INDEMNITY	10. (a) Insurance. Tenant shall at its expense procure and maintain; throughout the Term the following insurance policies: (1) commercial general liability insurance in amounts of not less than a combined single limit of $5,000,000 (the “Initial Liability Insurance Amount”) or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord’s agents, and their respective affiliates against all liability for injury to of death of a person or persons or damage to property arising from the use and occupancy of the Premises, and (2) insurance covering the full value of Tenants property and improvements, and other property (including property of others), in the Premises. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenants policy. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverage required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and be issued by companies, reasonably satisfactory to Landlord. The term “affiliate” shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question. Landlord shall maintain commercial general liability insurance covering the Land and Building in amounts not less than a combined single limit of $5,000,000 or such other amounts as Landlord may reasonably determine.

(b) Waiver of Claims; No Subrogation. Neither Landlord nor Tenant shall have any liability to the other for any damage or injury to the property of Landlord or Tenant, including the Building and tenant improvements in the Premises, arising from or caused by any cause customarily insured against under a standard fire and extended casualty insurance policy, even if caused by the negligence of Landlord, Tenant, or their shareholders, partners, officers and employees, and no insurer shall have any rights of subrogation with respect to the foregoing. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, casualty, vandalism, acts of God, public enemy, injunction, riot, strike, inability to procure materials, insurrection, war, court order, requisition or order of governmental body or authority, or for any other causes beyond Landlord’s control. All goods, property or personal effects stored or placed by Tenant in or about the Building shall be at the sole risk of Tenant.

(c) Indemnity. Subject to Section 10.(b), each party shall indemnify and hold harmless the other from and against any and all claims, demands, liabilities, causes of action, suits, judgments and expenses (including attorneys’ fees) arising from or for injury to third persons or damage to property owned by third persons and caused by the negligence or intentional torts of the indemnifying party.

SUBORDINATION; ATTORNMENT NOTICE TO LANDLORD’S MORTGAGEE	11. (a) Subordination. Subject to the condition set forth in the following sentence, this Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”), or any ground lease, master lease; or primary lease (a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as “Landlord’s Mortgagee”). As a condition to such subordination, Landlord shall obtain from Landlord’s Mortgagee, both existing and future, and deliver to Tenant a non-disturbance agreement for the benefit of Tenant in a form reasonably acceptable to Landlord, Landlord’s Mortgagee, and Tenant.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a period to perform Landlord’s obligations hereunder, which period shall equal the cure period applicable to Landlord hereunder.

RULES AND REGULATIONS	12. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building, and will not unreasonably interfere with Tenant’s use of the Premises or add any unusual economic burden or lessen Tenant’s rights under this Lease. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

CONDEMNATION	13. Taking — Tenant’s Rights. If any part of the Project (including parking) is taken by right of eminent domain for a period exceeding ninety (90) days or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business from the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease by giving written notice to Landlord within thirty (30) days after such Taking. Upon the occurrence of a Taking, Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking from the first day of the Taking until such termination. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking. If a portion of the Premises or Building are subject to a Taking and such Taking does not prevent Tenant from conducting its business in a manner reasonably comparable to that conducted immediately before such Taking, the Lease shall remain in full force and effect and Rent shall be adjusted on a reasonable basis from the first day of the Taking.

(b) Taking — Landlord’s Rights. If any material portion, but less than all, of the Project or related parking becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within thirty (30) days after such Taking, shall terminate and Rent shall be adjusted on a reasonable basis from the first day of the Taking until such termination. If a partial Taking occurs and the Lease does not terminate, Rent shall be adjusted on a reasonable basis from the first day of the taking.

(c) Award. If any Taking occurs, all proceeds shall belong to and be paid to Landlord, and Tenant shall not be entitled to any portion thereof except that Tenant shall have all rights permitted under the laws of the State of Texas to appear, claim and prove in proceedings relative to such taking (i) the value of any fixtures, furnishings, and other personal property which are taken but which under the terms of this Lease Tenant is permitted to remove at the end of the Term, (ii) the unamortized cost (such costs having been amortized on a straight-line basis over the Term excluding any renewal terms) of Tenant’s leasehold improvements which are taken that Tenant is not permitted to remove at the end of the Term and which were installed solely at Tenant’s expense (i.e., not made or paid for by Landlord from the Construction Allowance or otherwise), and (iii) relocation and moving expenses, but not the value of Tenant’s leasehold estate created by this Lease and only so long as such claims in no way diminish the award Landlord is entitled to from the condemning authority as provided hereunder.

FIRE OR OTHER CASUALTY	14. (a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within sixty (60) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair or replace the damage caused by such Casualty.

(b) Casualty — Tenant’s Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the date of casualty, then Tenant may terminate this Lease. Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until termination. Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not elect to terminate this Lease, then (subject to Landlord’s rights under Section 14.(c)), Landlord shall repair the Building or the Premises, as the case may be, as provided below. Upon the occurrence of a Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair or until such termination.

(c) Landlord’s Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Rent hereunder shall be abated as of the date of the Casualty.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of Landlord’s deductible amount, plus the insurance proceeds actually received by Landlord for the Casualty in question.

EVENTS OF DEFAULT	15. Events of Default. Each of the following occurrences shall constitute an “Event of Default” by Tenant:

(a) Tenant’s failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease (or any other lease executed by Tenant for space in the Building), when due, and such failure continues for ten (10) days after written notice thereof is received by Tenant from Landlord; however, if Landlord has given Tenant such notice during the preceding twelve (12) month period for failure to timely pay any regularly scheduled installments of Rent (e.g., Basic Rental, Tenant’s share of Excess, Tenant’s Proportionate Share of Electrical Costs, and similar Rent payments), then Landlord’s obligation to give written notice with respect to regularly scheduled installments of Rent shall not apply until twelve (12) months has passed since the last such notice was given, and in the interim, failure to pay any regularly scheduled installments of Rent on the date due shall be an Event of Default without Landlord having first given such notice;

(b) Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease (or any other lease executed by Tenant for space in the Building), and such failure continues for thirty (30) days after written notice thereof is received by Tenant from Landlord; provided, that if the failure is reasonably capable of cure but cannot be reasonably be cured within said thirty (30) days, Tenant shall have an additional period of sixty (60) days in which to effect the cure provided Tenant commences the cure within the initial thirty (30) days and is diligently pursuing same;

(c) The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 15.(c), any guarantor of the Tenant’s obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; and provided that in the case of any of the foregoing which is filed against Tenant, the same is not dismissed within ninety (90) days after it is filed;

(d) The admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

REMEDIES	16. (a) Landlord’s Remedies. Upon any Event of Default by Tenant, Landlord may, subject to any judicial process and notice to the extent required by Title 4, Chapter 24 of the Texas Property Code, as may be amended, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

(i) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 15.(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”; minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

(ii) Terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 15.(a), and (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of , the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Re-entry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 16.(a)(ii). If Landlord elects to proceed under this Section 16.(a)(ii), it may at any time elect to terminate this Lease under Section 16.(a)(i).

(iii) Notwithstanding anything to the contrary herein, Tenant shall not be deemed to have waived any requirements of Landlord to mitigate damages upon an Event of Default as required by law.

(b) Tenant’s Remedies.

(i) Notice and Cure. If Landlord should fail to perform or observe any covenant, term, provision or condition of this Lease and such default should continue beyond a period of ten (10) days as to a monetary default or thirty (30) days (or such longer period as is reasonably necessary to remedy such default, provided Landlord shall diligently pursue such remedy until such default is cured) as to a non-monetary is default, after in each instance written notice thereof is given by Tenant to Landlord and Landlord’s Mortgagee, then, in any such event Tenant shall have the right (but no obligation) to cure the default, and Landlord shall reimburse Tenant for all reasonable sums expended in so curing said default. Tenant specifically agrees that Landlord’s Mortgagee may enter the Premises upon reasonable notice to Tenant to cure any such default and that the cure of any default by Landlord’s Mortgagee shall be deemed a cure by Landlord under this Lease.

(ii) Set-off. If Tenant obtains a judgment against Landlord or any assignee for any default by Landlord under this Lease and (i) Tenant provided Landlord’s Mortgagee notice and opportunity to cure as described in Section 11.(c) and Section 16.(b)(i) above, (ii) said judgment is final and all rights of appeal have been exercised or have expired, and (iii) such judgment remains unsatisfied upon thirty (30) days written notice thereof to Landlord’s Mortgagee, Tenant may set off such judgment against Rent.

PAYMENT; NON-WAIVER	17. (a) Payment. Upon any Event of Default by Tenant, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorney’s fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenants or any other occupant’s property, (3) reasonably repairing, restoring, altering, remodeling, or otherwise putting the Premises into a reasonably marketable condition, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

(b) No Waiver. Acceptance or payment of Rent following any Event of Default shall not waive any rights regarding such Event of Default. No waiver by any party of any violation or breach of any of the terms contained herein shall waive any rights regarding any future violation of such term or violation of any other term.

LANDLORD’S LIEN	18. In addition to the statutory landlord’s lien, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all equipment fixtures, furniture, improvements (and does not include any tangible or intangible personal property of Tenant not named specifically) owned by

Tenant and now or hereafter situated on the Premises, and all proceeds therefrom (the “Collateral”), and the Collateral shall not be removed from the Premises without the consent of Landlord until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded a secured party under the Uniform Commercial Code of the State in which the Building is located (the “UCC”). In connection with any public or private sale under the UCC, Landlord shall give Tenant five (5) days’ prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which is agreed to be a reasonable notice of such sale or other disposition. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord’s security interest under this Section 18, which power is coupled with an interest and shall be irrevocable during the Term. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Notwithstanding the foregoing, Landlord shall subordinate its landlord’s lien, upon such terms as are reasonably acceptable to Landlord and Tenant’s financier, to any bona fide third party financing existing or obtained by Tenant.

SURRENDER OF PREMISES.	19. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, subject to Landlord’s obligation to maintain the Building, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys and/or access cards to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant may remove such additional items as Landlord may have agreed. Tenant shall repair all damage caused by removal of any items. All items not so removed within thirty (30) days of expiration or early termination of this Lease shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. Tenant upon surrender of the Premises shall be required to remove any above-ceiling telecommunication wiring installed for Tenant’s use in the Premises at Tenant’s expense. The provisions of this Section 19 shall survive the end of the Term.

HOLDING OVER	20. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rental equal to 150% of the daily Basic Rental payable during the last month of the Term.

CERTAIN RIGHTS RESERVED BY LANDLORD	21. Subject to Tenant’s reasonable security procedures, and provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, and upon reasonable advance notice provided by Landlord to Tenant (except in case of emergency), Landlord shall have the following rights:

(a) to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities (Landlord shall use reasonable efforts to complete any work requiring the suspension of Building services and facilities during off-business hours when reasonably and commercially practicable to do so); and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators; stairs, restrooms, or other public parts of the Building;

(b) to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all items entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

(c) after giving Tenant not less than thirty (30) days’ prior written notice, to change the name by which the Building is designated; and

(d) subject to Tenant’s security procedures, upon reasonable advance notice, to enter the Premises during Tenant’s regular business hours (or at any time when accompanied by a representative of Tenant) to show the Premises to prospective purchasers, lenders, or, during the last six (6) months of the term of the Lease, prospective tenants.

Notwithstanding anything hereinabove to the contrary, except in the event of an emergency, “Tenant’s Security Procedures”, described below, shall be honored by Landlord, its employees, invitees, contractors, agent and guests:

1) Landlord shall give Tenant 2 hours written notice delivered by facsimile;

2) which notice shall state the names of the visitors and the purpose and proposed duration of the visit;

3) except in cases of imminent danger to persons or property, Landlord shall not have access to the software development area or the data center or computer room; and

4) in all events (except emergencies) Landlord and its visitors must and shall be escorted by a duly authorized representative of Tenant.

SUBSTITUTION SPACE	22. Intentionally Omitted

MISCELLANEOUS	23. (a) Landlord Transfer. Landlord may transfer, in whole or in part, the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease and such assignee assumes Landlord’s obligations hereunder, then Landlord shall thereby be released from any further obligations hereunder, other than those obligations accruing prior to the transfer or assignment.

(b) Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenants actual direct, but not consequential, damages therefor and shall be recoverable from the interest of Landlord in the Project (including any rents, profits, or other proceeds therefrom), and Landlord shall not be personally liable for any deficiency. This section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord. The liability of Tenant to Landlord for any default by Tenant under the terms of this Lease shall be limited to Landlord’s actual direct, but not consequential, damages therefor.

(c) Force Majeure. Other than for Tenants monetary obligations under this Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Billingsley Property Services, Inc. and Peloton Real Estate Partners, whose commissions shall be paid by Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(e) Estoppel Certificates. From time to time, either Landlord or Tenant shall furnish, within ten (10) business days after request therefor, a signed certificate confirming and containing such factual certifications and representations as to this Lease as the requesting party may reasonably request.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Courtesy Copy of Notice. Landlord shall send a copy of any notice or other communication given pursuant to this Lease as follows:

RealPage, Inc.
4000 International Parkway
Carrollton, TX 75007
Attn: General Counsel

Any copy so delivered pursuant to this Section 23.(g) shall not constitute notice hereunder.

(h) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(i) Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by Landlord or Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(j) Quiet Enjoyment. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

(k) Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

(l) Use of Lobby and/or Common Areas. During the term, and only on weekends, Holidays, and between the hours of 6:00 p.m. and 7:00 p.m. on weekdays (other than Holidays), Tenant shall have the right to use the Building lobby and/or common areas, without charge for any Tenant-sponsored event, provided (a) Tenant gives Landlord reasonable prior written notice of the date, time and nature of the event, (b) the date and time for the event do not conflict with another previously scheduled event, (c) Tenant reimburses Landlord for all out-of-pocket expenses Landlord incurs in connection with the event, (d) Tenant indemnifies and holds Landlord harmless from and against any and all claims, actions, damages, or liens resulting from Tenant’s use of the lobby and/or common areas, including any reasonable attorney’s fees incurred by Landlord, (e) Tenant complies in all respects with applicable law, (f) Landlord approves, in its sole discretion, in all aspects of Tenant’s intended use of the Building lobby and/or common areas, and (g) Tenant shall not use the Building lobby and/or common areas for such events for more than twelve (12) days in any calendar year.

(m) Captions. The captions contained in tins Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

(n) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(o) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(p) Exhibits. The following exhibits hereto are incorporated herein by this reference:

Exhibit A — Outline of Premises
Exhibit A-1 — Legal Description of the Land
Exhibit B — Building Rules and Regulations
Exhibit C — Operating Expenses
Exhibit D — Tenant Finish Work: Allowance
Exhibit D-1 — Shell Construction
Exhibit D-2 — Space Plan
Exhibit E — Renewal Option
Exhibit F — Parking
Exhibit G — Janitorial Specifications
Exhibit H — Signage Criteria
Exhibit I — Furniture
Exhibit J — Conduit
Exhibit J-1 — Conduit Diagram

(q) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

(r) INTENTIONALLY DELETED

(s) Representations and Warranties. Landlord and Tenant each represent and warrant that the person executing this Lease on its behalf is acting in his or her capacity as an officer or partner, as applicable, with due authorization and authority to bind Landlord or Tenant, as applicable, to this Lease. Landlord represents and warrants that it has good title to the Project so to fully and properly lease the Premises to Tenant as provided herein. Landlord further represents and warrants to Tenant that (i) the Building is zoned in conformity with applicable laws in a manner permitting the use of the Premises as contemplated under this Lease, (ii) that all entrances, driveways and access roads upon the Land afford legal access to public rights-of-way and streets and permit (and shall throughout the Term of this Lease continue to permit) ingress to and egress from the Building by way of such rights-of-way and streets, (iii) that the Project contains sufficient parking and otherwise fully complies with all applicable governmental requirements, (iv) that Landlord is not required to obtain any consent to execute or perform this Lease, and (v) that the Building is not subject to any restrictive covenants or other encumbrances that would restrict the use of the Premises as contemplated under this Lease in any manner as of the Commencement Date. Landlord represents and warrants that the Project conforms currently and shall, as of the Commencement Date, conform in all material respects to all applicable laws, ordinances, rules and regulations generally applicable to commercial office buildings in Carrollton, Texas, and specifically applicable to the Project and Building. Further, Landlord represents and warrants that there are no lawsuits pending, or to the knowledge of Landlord threatened, against Landlord which if adversely decided against Landlord would affect Tenant’s use and occupancy of the Premises or Landlords ability to carry out its obligations under this Lease, there is no proceeding pending, or to the knowledge of Landlord contemplated or threatened, that would affect the amount of the real estate taxes assessed against the Project (except for routine real estate valuation protests) and that, to the knowledge of Landlord, the Project is free from material physical defects. Other than any express warranties contained herein, neither Landlord nor Tenant make any implied warranties of any kind or nature, and the parties hereby waive any claims upon any such implied warranties.

(t) Building Name. Landlord agrees not to name the Building or Project after a competitor of Tenant or to provide Building signage to a competitor of Tenant’s. A “Competitor of Tenant” for this purpose is any person or entity that offers to consumers or other users real estate management and/or analysis software (excluding general accounting or analysis software routinely used by companies not engaged in the management of real estate), tenant applicant screening, utility billing and submetering services for the multifamily industry and/or web page design services or products are reviewed by trade publications against those of Tenant.

(u) Refurbishment Allowance. In the event Tenant exercises its right to renew the Lease for an additional Term of three (3) or five (5) years, then Landlord shall provide Tenant a Refurbishment Allowance equal to $5.00 per Rentable Square Foot of which $2.00 per Rentable Square Foot may be a reimbursement for improvements previously made to the Premises by Tenant and $3.00 per Rentable Square Foot for additional improvements as needed by Tenant. The Refurbishment Allowance shall be subject to the conditions set forth in Exhibit D of this Lease. In the event Tenant renews for a second five (5) year term, Landlord will agree to add an additional $5.00 per Rentable Square Foot Refurbishment Allowance. The Refurbishment Allowances provided for in this section shall be considered when determining the prevailing market rate for any renewal option.

(v) Counterpart Execution. This Lease may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument. Additionally, this Lease may be executed by facsimile signatures and any such facsimile signature shall be deemed an original signature for all purposes.

(w) Waiver of Rights Under Section 93.012 of the Texas Property Code. Landlord and Tenant are knowledgeable and experienced in commercial transactions and hereby agree that the provisions of this Lease for determining charges, amounts and additional Rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges, amounts or additional Rent. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012, ENTITLED “ASSESSMENT OF CHARGES”, OF THE TEXAS PROPERTY CODE, AS ENACTED BY HOUSE BILL 2186, 77TH LEGISLATURE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.
DATED as of the date first above written.
{END OF PAGE; SIGNATURE PAGES FOLLOW}

{SIGNATURE PAGE TO LEASE AGREEMENT — 4120 INTERNATIONAL PARKWAY — REALPAGE, INC.}
LANDLORD:
Savoy IBP 8, Ltd.
a Texas limited partnership
By: Savoy IBP 8 GP, LLC,
a Texas Limited Liability Company
its general partner

By: Name:	/s/ Mack W. Dennis Mack W. Dennis
Title:	Senior Vice President

{SIGNATURE PAGE TO LEASE AGREEMENT — 4120 INTERNATIONAL PARKWAY — REALPAGE, INC.}
TENANT:
RealPage, Inc., a Delaware corporation

By: Name:	/s/ Stephen T. Winn Stephen T. Winn
Title:	Chairman, CEO & President

EXHIBIT A
OUTLINE OF THE PREMISES
INTERNATIONAL BUSINESS PARK- PHASE VIII, lst FLOOR
4120 International Parkway, Carrollton, TX

EXHIBIT A-1
LEGAL DESCRIPTION OF THE LAND
     BEING a Tract of land in the D. Andrews Survey, Abstract No. 1455, and being a part of that certain 46.406 acre tract of land conveyed to CB Parkway/Midway Investors, Ltd., by First Madison Bank, FSB by deed recorded in instrument No. 94-R0025237 of the Real Property Records of Denton County, Texas, and being more particularly described as follows:
     COMMENCING at a 1/2” iron rod found for corner along the northerly line of International Parkway (a 100’ R.O.W. at this point, 50’ from centerline), said point being the most westerly corner of the replat of Lot 1R, Block 1, International Business Park Subdivision as recorded in Cab. P, SI. 279, said point being in a curve to the right having a central angle of 14°38’08”, a radius of 1743.46 feet and a chord bearing of N47°00’29“W, 444.12 feet;
     THENCE along said curve to the right for an arc distance of 445.33 feet to a 1/2” iron rod set for corner and being the POINT OF BEGINNING of this description;
     THENCE along a curve to the right having a central angle of 07°23’18”, a radius of 1743.46 feet, a chord bearing of N35°59’46“E, a chord distance of 224.67 feet, a distance of 224.82 feet along the curve to a 1/2” iron rod found for corner at the southeast corner of the replat of Credit Management Addition as recorded in Cab. P, SI. 131;
     THENCE N45°09’23“E, along the southeast line of said replat of Credit Management Addition, a distance of 813.28 feet to a 1/2” iron rod found for corner in the south line of Lot 3, Block 1, International Business Park as recorded in Cab. R, SI, 204;
     THENCE S88°21’39“E along a south line of said Lot 3, Block 1, a distance of 316.64 feet to a 1/2” iron rod found for corner;
     THENCE S01°38’21“W along a west line of said Lot 3, Block 1, a distance of 161.26 feet to a 1/2” iron rod found for corner at a common point of Lot 2 and Lot 3, Block 1;
     THENCE N88°21’39“W along a north line of Lot 2, Block 1, International Business Park Subdivision, a distance of 21.59 feet to a 1/2” iron rod found for corner;
     THENCE S01°38’21“W along a west line of said Lot 2, Block 1, a distance of 305.60 feet to a 1/2” iron rod set for corner;
     THENCE N88°21’39“W, a distance of 185.70 feet to a 1/2” iron rod set for corner;
     THENCE N01°38’21“E, a distance of 213.00 feet to a 1/2” iron rod set for corner;
     THENCE N88°21’39“W, a distance of 129.00 feet to a 1/2” iron rod set for corner;
     THENCE N01°38’21“E, a distance of 40.00 feet to a 1/2” iron rod set for corner;

     THENCE N88°21’39“W, a distance of 60.00 feet to a 1/2” iron rod set for corner;
     THENCE S01°38’21“W, a distance of 253.00 feet to a 1/2” iron rod set for corner;
     THENCE N88°21’39“W, a distance of 189.00 feet to a 1/2” iron rod set for corner;
     THENCE S01°38’21“W, a distance of 253.00 feet to a 1/2” iron rod set for corner;
     THENCE N88°21’39“W, a distance of 99.79 feet to a 1/2” iron rod set for corner;
     THENCE S50°18’35“W, a distance of 72.42 feet to the POINT OF BEGINNING and containing 264,792 square feet which is 6.079 acres of land.

EXHIBIT A-2
PARKING

EXHIBIT B
BUILDING RULES AND REGULATIONS
     The following rules and regulations shall apply to the Project and the appurtenances thereto:
     1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.
     2. Plumbing, fixtures and appliances shall he used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.
     3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises’ interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and any Building standard window treatments.
     4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.
     5. Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant three keys to such tenant’s leased premises free of charge, with additional keys provided at such tenant’s cost, and no tenant shall make a duplicate thereof. Security Building access cards shall be provided by Landlord to tenants after receipt of a $10.00 deposit per card.
     6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby, shall be conducted so not to unreasonably interfere with the use of the Building by Landlord and other tenants, and if reasonably required by Landlord, under its supervision and control. Tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.
     7. All damage to the Building caused by the installation, placement, or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant. No tenant shall be liable for any damage resulting solely from the weight of any items placed in the Building by such tenant provided such items do not, in the aggregate, exceed the building weight loads specified by Landlord.

     8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals other than animals assisting the disabled shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.
     9. Tenant shall cooperate with Landlord’s employees in keeping the Building and its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.
     10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.
     11. Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.
     12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance not approved in writing in advance by Landlord.
     13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.
     14. In the event any vending machines are maintained in the Building for common use by all tenants, no vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, which consent shall not be unreasonably delayed, withheld or conditioned. Any vending machines contained in any leased premises shall be for the sole use of the applicable tenant, its employees and guests.
     15. All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United Stales Postal Service.
     16. No smoking of any type is permitted in any portion of the Building, including any portion thereof leased by tenants. Landlord shall designate smoking areas outside of the Building.
     17. No firearms or weapons of any type are permitted upon the Land or within the Project.
     18. While at the Project, Tenant, its employees, agents and guests shall behave in a manner consistent with that expected in a Class A office building located in North Dallas.
     19. Tenant shall notify Landlord before holding an event in a common area of the Project or serving alcohol.

     20. In order to maintain and operate the parking areas in an orderly manner, Landlord reserves the right to establish any reasonable system of parking monitoring, including the issuance of vehicle identification stickers, and all persons parking in the parking areas shall comply with such system. Tenant and Tenant’s employees shall park their cars only in those portions of the parking areas that are from time to time designated for that purpose by Landlord. Landlord shall have the right from time to time to relocate parking areas within the Project for use by Tenant. Tenant shall furnish in wilting the make, model, color and state automobile license number (automobile license numbers to be submitted on a yearly basis) assigned to Tenant’s cars within thirty (30) days after taking possession of the Premises and shall thereafter notify Landlord in writing of any changes within five (5) days. In the event Tenant or its employees, agents or licensees fail to park their cars in the parking areas so designated from time to time by Landlord, then any requirements in the Lease regarding prior notice to Tenant or the expiration of any grace period, or both, shall not apply and Landlord at its option shall have the following right and option, but only after first placing one prior written notice of violation on vehicles that are parked in violation of these parking rules and regulations, to tow such vehicles away each at Tenant’s or the vehicle owner’s cost and expense. Parking areas shall be used only for parking vehicles no longer than full-size passenger automobiles, SUV’s or 1/2 ton pick-up trucks. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or elsewhere in the Project is prohibited. Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.
     21. Tenant shall provide Landlord forty-eight (48) hour notice if it intends to operate any form of shuttle or bus service (whether on a recurring basis or for a one-time special event). In order to maintain and operate the parking areas in an orderly manner and provide for the safety of the tenants, Landlord reserves the right to designate drop-off and pick-up locations and traffic flow patterns.

EXHIBIT C
OPERATING EXPENSES
     1. Tenant shall pay from time to time an amount (the “Excess”) calculated by multiplying (a) the amount by which the Basic Cost (defined below), divided by the Total Rentable Square Feet, exceeds 2006 Base Year Stop (the “Expense Stop”), by (b) the Rentable Square Feet. The Excess may be calculated and collected annually in arrears on a calendar year basis and, in such event, shall be due within thirty (30) days after Landlord furnishes to Tenant a written statement (the “Annual Operating Statement”) reflecting the Basic Cost for the calendar year (as may be adjusted as provided herein) and calculating the Excess, if any. Said statement shall be furnished by April 1 immediately following the applicable calendar year, or as soon thereafter as practicable. Alternatively, Excess may be estimated and collected monthly and then reconciled against Basic Costs at calendar year end. In such event, Landlord shall make and notify Tenant of its good faith estimate of the Excess for the applicable calendar year (or part thereof), whereafter, Tenant shall pay to Landlord, in advance on the first day of each calendar month of such year (or part thereof), an amount equal to the estimated Excess divided by 12 (or such lesser number of months as applicable). From time to time during any calendar year, Landlord may re-estimate the Excess for that calendar year and the monthly installments of Excess payable by Tenant shall be adjusted accordingly so that, by the end of the calendar year in question, Tenant shall have paid the full Excess as estimated by Landlord for such year. The Basic Cost (other than the first year in which the Building is occupied) and Expense Stop shall be prorated for any portion of the Term which is less than a full calendar year.
     2. The term “Basic Cost” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, including but not limited to the following:
          (a) Wages and salaries of all employees engaged on-site in the Project in the operation, repair, replacement, maintenance, landscaping and security of the Project, including taxes, insurance and benefits relating thereto, such costs to be allocated based on the relative rentable square footage of the buildings directly managed by these personnel if they are providing services to multiple buildings;
          (b) All supplies and materials used in the operation, maintenance, landscaping, repair, replacement, and security of the Project;
          (c) Annual cost of all capital improvements made to the Project which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined in accordance with generally accepted federal income tax basis accounting principles consistently applied;

          (d) Cost of all utilities, other than the cost of utilities paid directly by Tenant or actually reimbursed to Landlord by Tenant or other Building tenants (including Tenant under Section 4.(b) of the Lease);
          (e) Cost of any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith;
          (f) All taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project (or its operation), excluding, however, federal and state taxes on income (collectively, “Taxes”) (and Landlord shall make reasonable and diligent efforts, as deemed necessary or appropriate in Landlord’s reasonable discretion, to contest property valuations and otherwise minimize Taxes which may include retaining a tax consultant to assist in determining the fair tax valuation of the Project and protesting any unfair valuations, with all associated costs being a Basic Cost). Notwithstanding the above, if the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Project, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof;
          (g) Cost of repairs, replacements, and general maintenance of the Project, other than replacement of the roof, foundation and exterior walls of the Building;
          (h) Cost of service or maintenance contracts with independent contractors for the operation, maintenance, landscaping, repair, replacement, or security of the Project (including, without limitation, alarm service, window cleaning, and elevator maintenance);
          (i) A management fee (not to exceed 4.00%), which may be paid to Landlord or any affiliates thereof, as a percentage of the Rent received from tenants of the Building each month;
          (j) Costs for landscaping and maintaining the medians within the Park, such costs to be allocated based on a fraction of which the numerator is the linear footage of frontage of the Project to International Parkway/Midway Road and the denominator which is the total linear footage of frontage in the Park bounded by the medians;
          (k) Security for the Project, such costs to be allocated to each building based on relative rentable square footage when multiple buildings are covered by one contract; and
          (l) A pro rata portion of the salary and benefits (including taxes and insurance) of the Senior Property Manager located off-site at Landlord’s corporate offices, such costs to be allocated among all buildings managed by such employees based on rentable square footage.
          Any Basic Cost incurred in connection with any work performed, or services provided, to or for the benefit of one or more of the buildings located in the office park of which the Project is a part and commonly referred to as the International Business Park shall be allocated between all such buildings, including the Building, on a per square foot of rentable area basis.

There are specifically excluded from the definition of the term “Basic Cost” costs (1) for capital improvements made to the Project, other than capital improvements described in Section 2.(c) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (2) for repair, replacements and general maintenance made necessary by fire or other casualty, or paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; (3) for interest, amortization or other payments on loans to Landlord; (4) for depreciation of the Building; (5) for leasing commissions or marketing or promotional expenses; (6) for legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., tax disputes); (7) for renovating or otherwise improving space for occupants of the Building or vacant space in the Building; (8) for correcting defects in the construction of the Building; (9) for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense; (10) for federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (11) repairs or replacements necessitated by Landlord’s gross negligence or willful misconduct; (12) amounts reimbursed to Landlord pursuant to any warranty or by Tenant or any other tenant or third party; (13) reserves for future expenses; (14) late charges or penalties incurred as a result of Landlord’s failure to pay any bills or charges when due; (15) general overhead of Landlord (not including any goods or services used or provided directly for the benefit of the Project); (16) amounts incurred to remediate any hazardous substances as defined by applicable environmental law unless caused in whole or in part by Tenant, its officers, employees, agents, contractors or customers; and (17) for rent or other payment due under any ground lease for any or all the Land.
     3. The Annual Operating Expense Statement shall include a statement of Landlord’s actual Basic Cost for the previous year adjusted as provided in Section 4 of this Exhibit. If Tenant has paid estimated Excess and the Annual Operating Expense Statement reveals that Tenant paid more for Basic Cost than the actual Excess in the year for which such statement was prepared, then Landlord shall credit or reimburse Tenant for such excess within thirty (30) days after delivery of the Annual Operating Expense Statement; conversely, if Tenant paid less than the actual Excess, then Tenant shall pay Landlord such deficiency within thirty (30) days after delivery of the Annual Operating Expense Statement.
     4. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Variable Basic Costs (defined below) for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof. As used herein, “Variable Basic Costs” means any Basic Cost that is variable in correlation with the level of occupancy of the Building.
     5. Notwithstanding any other provisions of this Exhibit, for purposes of computing Basic Cost, in no event shall all aggregate Controllable Expenses (defined below) for any calendar year exceed the immediately prior calendar year’s aggregate Controllable Expenses (limited as to increases as herein provided) by more than 7%. “Controllable Expenses” mean all items of Basic Costs excluding 2(c) (only to the extent they are capital improvements made to comply with any law hereafter promulgated by any governmental authority), (d), (e), and (f) of this Exhibit.

     6. Upon receipt of an Annual Operating Expense Statement, Tenant, at its expense, shall have the right, upon thirty (30) days written notice to Landlord, to audit or cause to be audited the financial records for the Project for the period reflected in such Annual Operating Expense Statement. Such audit shall be performed by a certified independent accounting firm which shall be of national standing and which is not compensated on a contingency basis. Should the Tenant’s audit demonstrate that the Basic Cost for such period are miscalculated by more than five percent (5%), Landlord shall reimburse Tenant for the actual cost of the audit. In any event, Landlord shall reimburse Tenant for any charges found to be in error and likewise, Tenant shall pay to Landlord any net undercharges discovered as a result of the audit. Such audit must be completed during normal business hours in the property manager’s office or other location designated by Landlord and within one hundred eighty (180) days of Tenant’s receipt of the applicable Annual Operating Expense Statement.

EXHIBIT D
TENANT FINISH-WORK: ALLOWANCE
     1. Tenant Allowance. Landlord shall provide Tenant with a cash allowance of $10.00 per rentable square foot and No/100 Dollars ($10.00 per RSF) to be used by Tenant initially to offset costs and expenses incurred in designing and constructing the tenant improvements as contemplated by Section 2 hereof. This allowance shall be paid to Tenant by Landlord following Tenant’s completion of its tenant improvements and within ten (10) business days of Tenant’s submission of (1) paid invoices and final lien waivers, (2) a certificate of substantial completion provided by the project architect, and (3) a certificate of occupancy for the Premises. A minimum of $4.00 per square foot of rentable square feet of the allowance must be used for construction labor and materials in completion of improvements (including, without limitation, the installation of cabling and conduit) to the Premises that, at the end of the Term, must remain and could be reasonably expected to be used by a subsequent tenant. Tenant may utilize up to $6.00 per square foot of rentable square feet of any remainder of the allowance for including without limitation, purchase of data center equipment, signage, to offset consultant/design costs and relocation costs of Tenant. In the event that the amount of the tenant improvement allowance is not sufficient to offset all of the costs and expenses incurred by Tenant in constructing its tenant improvements (including, without limitation, costs for design, preparation of working drawings, construction labor and materials, electrical usage during construction, janitorial services, signage, fees and related non-ad valorem taxes and insurance), Tenant shall pay any required additional costs and expenses from its own funds. In the event that the amount of the tenant improvement allowance exceeds Tenant’s actual cost of Tenant’s initial tenant finish, then any unused portion of the allowance shall continue to remain payable to Tenant through March 31, 2007 with respect to Tenant’s future permitted alterations to the Premises, subject to the terms and conditions applicable to the allowance under this Lease, including, without limitation, the minimum requirements to be used for construction labor and materials for improvements set forth above.
     2. Tenant Improvements. Tenant shall, at its sole cost and expense, but with the assistance of the Tenant Allowance described above, commence promptly after delivery of the Premises to Tenant, and thereafter diligently pursue completion of the performance all work and furnishing of all materials needed to complete construction and fit-up of the Premises in accordance with Tenant’s space plans, which are attached hereto as Exhibit “D-2”. Tenant shall secure all necessary permits and comply with all applicable laws. Tenant’s work may be performed only by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or relayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the structure of the Building, or plumbing, electrical lines, or other utility transmission facilities or Building mechanical systems. All such work which may affect the Building’s electrical, mechanical, plumbing or other systems must be approved by the Building’s engineer of record. Landlord shall receive a construction supervision fee, equal to Four Thousand and No/100 Dollars ($4,000.00), for plan review, supervisory services and coordination of the tenant improvements.

     3. Additions and Improvements by Tenant. No improvements or alterations in or upon the Premises, including not by limitation paint, wall coverings, floor coverings, light fixtures, window treatments, signs, advertising, or promotional lettering or other media, shall be installed or made by Tenant except in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, except that Landlord may withhold approval of any improvements or alterations which it determines, in its sole reasonable opinion, will materially and adversely affect any structural or aesthetic (only to the extent visible from outside the Premises or common areas) aspect of the Building or Building Systems. All improvements and alterations (whether temporary or permanent in character) made in or upon the Premises by Tenant, shall (i) comply with all applicable laws, ordinances, rules and regulations, and (ii) be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant unless, prior to installation, Tenant provides Landlord with written notice of all items which may be removed by Tenant and Landlord consents to such removal in advance. Such consent shall not be unreasonably withheld provided Landlord may condition such consent as it deems reasonably necessary including not by limitation requiring Tenant to replace any items upon removal with similar items comparable to any such items in the Building or, if not applicable, then Comparable Buildings. Failure to remove such improvements, additions and alterations shall not be deemed a holding over under the terms of this Lease, but shall be deemed an abandonment of such improvements, additions and alterations, and Tenant shall incur no costs for the removal thereof. Any alterations, additions or improvements costing more than $25,000 per occurrence and any installation of special equipment requiring exceptional electric service or exceeding the building floor live load rating shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.
Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder.
Tenant shall not permit any mechanic’s liens to be filed against the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.
     4. To the extent not inconsistent with this Exhibit, Section 7.(a) of the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT D-1
SHELL CONSTRUCTION
Building Structure:

Structural System	Steel columns, beams & joists
First Floor Construction	4” slab on grade over 2’ select fill; 3,000 psi
Second Floor Construction	3” concrete on metal deck over bar joists
Roof Construction	3-ply built up asphalt, over R-19 insulation on metal deck over bar joists
Design Loads (Corridors)	100 lb/sf live load
Design Loads (Office Areas and Mezzanine)	50 lb/sf live load + 20 lb/sf partitions
Typical Structural Bay	30’x30’
Building Exterior	8” thick concrete tilt-wall panels; 5/8” drywall taped; 3-5/8” studs & R-13 bait insulation
Windows	10’x10’ typical openings, vision glass from 30” AFF to 10’ AFF/spandrel above
Window Frames	4-1/2” deep frames, flush front glazed, Kynar finished
Window Coverings	1” Horizontal Blinds
Curtain Wall	8” deep frames, front glazed, Kynar finished
Glass	1” insulating glass, evergreen, w/16% reflective stainless steel coating
Floor-to-Floor Height	15’
Ceiling Height	10’
Elevator Size & Capacity	Hydraulic, 5’8“x 8’5”, 5,000 lb. capacity
Exit Stair Floors	Carpet
Exit Stair Walls & Ceilings	Painted Drywall
Ceiling System	Beveled regular edge grid stacked on floor, USG Eclipse tile, white, stacked
Lobby Floor	Stone Tile
Lobby Walls & Ceiling	Painted Drywall, panelized with reveals
Lobby Stair	Painted Steel, with maple and cherry veneer screen panels
Lobby Stair Carpet	Carpet Runner
Corridor Floor	Carpet
Corridor Walls	Vinyl Wall Covering & Cove Base @ corridor side only
Corridor Ceiling	2x4 Lay-in, including light fixtures, HVAC & life safety devices
Toilet Rooms/Fixtures (Men’s-North)	2; each with 2 toilets (1 HC), 2 urinals, 2 lavatories
Toilet Rooms/Fixtures (Men’s-South)	2; each with 2 toilets (1 HC), 2 urinals, 2 lavatories
Toilet Rooms/Fixtures (Women’s-North)	2; each with 4 toilets (1 HC), 3 lavatories
Toilet Rooms/Fixtures (Women’s-South)	2; each with 5 toilets (1 HC), 3 lavatories
Toilet Room Floors	Stone Tile
Toilet Room Walls	Ceramic Tile on wet walls; Vinyl Wall Covering elsewhere
Toilet Room Countertops	Granite at lavatories, Plastic Laminate elsewhere
Toilet Partitions	Plastic Laminate
Janitor’s Closets	4
Drinking Fountains	8 (4 HC)

Building Mechanical Systems:

HVAC	3; 130 ton Packaged Rooftop Units supplying Variable Air Volume
Distribution	Medium pressure ductwork in place
Terminal Units	Stand-Alone Electrical Provided at common areas only
Control System	Provided at common areas only
Diffusers.

Building Fire Protection / Life Safety:

Sprinklers	Fully Sprinklered Throughout, w/heads turned up
Head Spacing	Complies with NFPA l3
Fire Alarm System	Intelligent Addressable w/capacity for tenant connections at each floor
Alarm Devices	Visual/Audible Strobes m all common areas

Building Electrical System:

Electrical Service	TU Pad Mount transformer, 277/480 Volt 3-phase, 2000A
Electrical Design (Total)	14 Watts/sf
Electrical Design (Lighting & Power	8 Watts/sf
Panels Provided (High Voltage)	1 @ 277/480 Volt energized panel for each building quadrant
Panels Provided (Low Voltage)	1 @ 120 Volt energized panel for each building quadrant
Panel Sizes Provided	High Voltage 400A, Low Voltage 225 A fed by a 45KVA transformer (each panel)
Building Standard Lighting	3-Lamp 18-Cell Parabolic Fluorescent, stacked on floor for lay-in ceiling (initial lamps included)
Fixture Ratio	1 Fixture 100 rsf
Accent Lighting at Lobby	Compact Fluorescent Downlights
Parking Area Lighting	Metal Halide pole-mount, with Architectural enclosures
Entry Plaza Lighting	Metal Halide Bollards, at both main entrances
Unless a particular specification is stated herein or in the Lease, all construction and finish items shall be of a type determined by Landlord as standard for the Building.

EXHIBIT D-2
SPACE PLAN

EXHIBIT E
RENEWAL OPTION
     1. Provided no Event of Default exists and Tenant (or any permitted or approved assignee or subtenant) is occupying the entire Premises at the time of such election, Tenant at any time during the term may renew this Lease for two (2) additional period of three (3) or five (5) years each (as determined by Tenant) on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord not later than nine (9) months before the expiration of the initial Term. On or before the expiration of the initial Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:
          (a) The Basic Rental payable for each month during each such existing and extended Term shall be as provided below;
          (b) Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and
          (c) subject to any refurbishment allowance provided herein, Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.
     2. In the event of Tenant’s exercise of this Renewal Option either during the current Term or extended Term, Basic Rental shall be the option rate below on the effective date of the renewal:

Year	Basic Rental Rate PSF	Year	Basic Rental Rate PSF
2007	$20.60	2017	$27.68
2008	$21.22	2018	$28.52
2009	$21.85	2019	$29.37
2010	$22.51	2020	$30.25
2011	$23.19	2021	$31.16
2012	$23.88	2022	$32.09
2013	$24.60	2023	$33.06
2014	$25.34	2024	$34.05
2015	$26.10	2025	$35.07
2016	$26.88	2026	$36.12
For example, if Tenant elected to extend their lease for an additional five (5) year option on December 1, 2009, then the effective date would be September 1, 2010, and the rate would be $22.51psf from September 1, 2010 through August 31, 2021.

     3. Tenant’s rights under this Exhibit shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant wrongfully assigns any of its interest in this Lease or wrongfully sublets any portion of the Premises, or (c) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

EXHIBIT F
PARKING
     Landlord shall provide and Tenant shall be permitted the non-exclusive use of one unassigned parking space for every 240 square feet of Rentable Square Feet during the Term at no cost. Landlord shall provide and Tenant shall be permitted the exclusive use of four (4) assigned covered parking spaces (not to be included in the 1:240 ratio above) of the covered parking spaces directly adjacent to the Building and shall be marked by Landlord to show such spaces are reserved for Tenant at $35.00 per space per month for the term of the lease. Such parking, both unassigned and assigned, shall be located in the parking area associated with the Project (the “Parking Area”) as shown on the Site Plan attached at Exhibit A-2 to the Lease. Landlord will use commercially reasonable efforts to assure that Tenant is provided and has access to all parking spaced granted to it hereunder, If Tenant in good faith believes that its share of parking spaces in the Parking Area is not available to it because of use of such spaces by other parties, Tenant may so notify Landlord and may request that Landlord initiate the procedure in Rule No. 20 of Exhibit B to the Lease. Landlord agrees that it will carefully consider Tenant’s request, and if it is present with tangible evidence that Tenant’s share of parking spaces in the Parking Area is being interfered with because of use of such spaces by other parties, Landlord will initiate such procedures.

EXHIBIT G
JANITORIAL SPECIFICATIONS
1. JANITORIAL SERVICE SPECIFICATIONS FOR TENANT SUITES, COMMON AREAS ON TENANT- OCCUPIED FLOORS AND TENANT COMPUTER ROOMS.
     A. Nightly Services
i.	All surface areas, desks, file cabinets, counter tops, book shelves, credenzas, computer screens and other equipment will be dusted. Desk tops will be wiped down but no papers will be moved. All ashtrays and urns will be emptied and wiped.

ii.	All carpeted areas will be vacuumed. Carpets will be spot cleaned where needed. All hard surface floors will be swept with a dust mop then damp mopped.

iii.	All trash receptacles will be emptied and wiped down. Liners will be changed whenever necessary. Garbage will be taken to the designated areas for trash removal.

iv.	All magazines will be straightened. Glass top desks, glass doors, partitions, light switches and walls will be cleaned to remove smudges and fingerprints.

v.	All stairwells will be vacuumed and swept as well as dusted.

vi.	The elevator will be vacuumed and fingerprints removed from wall surfaces.

vii.	All kitchen countertops, tables and cupboard doors in break rooms will be cleaned and disinfected. Hand prints and smudges will be removed from the exterior of the refrigerator as well as any other appliances. Microwaves will be cleaned inside and out. Sinks and other chrome areas will be cleaned and polished.

viii.	Mugs, plates and glasses will be placed in the dishwasher and washed only if they are placed in the break room sink by company employees. Dishes will not be removed from the dishwasher.

ix.	All fixtures and appliances in the restrooms will be cleaned and sanitized. All chrome and minors will be cleaned and polished.

x.	All commodes and urinals will be cleaned with a germicidal disinfectant. The use of an emulsion bowl cleaner will be used whenever necessary.

xi.	Restroom floors will be cleaned using a germicidal disinfectant.

xii.	Light bulbs will be replaced as needed.
     B. Weekly Services
i.	All pictures and door frames will be dusted.

ii.	Partitions and walls in the restrooms will be completely wiped down with a germicidal disinfectant.

iii.	All VCT floors will be buffed.
     C. Monthly Services
i.	All mini-blinds and A/C vents will be dusted.

ii.	All interior windows will be cleaned.

iii.	All VCT floors will be waxed (more often as necessary).
     D. Quarterly Services
i.	All exterior windows will be cleaned.

EXHIBIT H
SIGNAGE CRITERIA
SIGN CRITERIA
General: The purpose of these sign criteria is to create a graphic environment that expresses a distinctive identity for the Tenant in a way that is compatible with other signs on this and future buildings. Graphics should project quality, professionalism and a positive business image. Lettering shall be well proportioned and its proper spacing and legibility are important considerations. The names, logos or decals of manufacturers or installers shall not be visible except for information (if any) required by governing authorities.
Rights to Signage and Location: Each Tenant may have identification on the building directory, corridor mounted sign provided by the Landlord indicating the Tenant’s name and suite number and other Tenant signage including Tenant logos and trade marks installed on the Tenant’s glass door or sidelight, subject to the prior approval of the Landlord and installed at Tenant’s expense. Requests for additional Tenant identification or non-standard signage will be reviewed by the Landlord. The Landlord reserves the right to reject requests for additional or non-standard tenant signage without qualification.
Exterior building-mounted and site monument-mounted space is designated by Landlord as identified in each lease agreement, or as provided below. Location rights for signage on the building and ground-mounted monuments will be determined by the Landlord based on lease size. Sign locations facing International Parkway/Midway Road/Hebron Parkway, and placement of graphics on monument signs will be reserved for tenants leasing larger spaces. Notwithstanding the preceding to the contrary, Tenant shall have the right to exterior building signage mounted on the north side parapet of the Building facing Park Blvd/Hebron Parkway, the exact location to be determined by Landlord, or on the ground-mounted monument for the Building when space on the same next becomes available at Tenant’s sole expense. Tenant must select building or monument signage within one hundred twenty (120) days of occupancy. Following such signage election, the other signage option shall not be available for the balance of the term.
Signage Requirements: The following requirements apply to the design of your sign; however, in all cases, written approval must be obtained from the Landlord prior to the manufacture or installation of any signage. The Landlord reserves the sole right to make all determinations concerning interpretation of this sign policy.
     Written approval by the Landlord and conformance with these criteria does not imply conformance with any applicable sign ordinances. The signage subcontractor is responsible for verifying with local authorities to ensure compliance with all applicable codes and ordinances. All permits and approvals are to be forwarded to the Landlord prior to sign fabrication.
     Prior to awarding a contract for fabrication and installation, the Tenant is required to submit three (3) sets of drawings for final review and approval to:

Billingsley Development Corporation
4100 International Parkway
Suite 1100
Carrollton, Texas 75007
     Specific submittal requirements appear under each signage type.
Disallowed Signage: The following signage is not allowed:
1	Secondary entry signs.

2	Roof signs or box signs.

3	Cloth signs.

4	Exposed seam tubing.

5	Animated or moving components.

6	Intermittent or flashing illumination.

7	Iridescent painted signs.

8	Letters mounted or painted on illuminated panels.

9	Signs or letters painted directly on any surface except as herein provided.

10	Temporary Signage.
B Sign Type Specifications
Site Monument Signs: Subject to the terms and conditions of the Lease and as stipulated in this section, monument signs shall conform to Exhibit M and the following criteria:
Submittal to Landlord: Tenant submittals shall include an elevation of the monument sign, drawn to a minimum scale of 1/4” = 1 ‘ -0”. Drawing shall indicate the type, color and thickness of materials, finish and mounting. Tenant’s sign contractor shall first visit the site to verify existing conditions prior to preparation of submittal.
Signage Design: At single-tenant buildings, signs shall be ten inch (10”) high metal letters with black baked-on gloss finish, in Universe 67 font. At multi-tenant buildings, signs shall be 6” high metal letters with black baked-on gloss finish, in Universe 67 font. All letters shall be upper case. Logos in addition to signage must be approved in advance by the Landlord.
Exterior Building Mounted Signage: Subject to the terms and conditions of the Lease and as stipulated in this section, building mounted signage shall conform to Exhibit N and the following criteria:
Submittal to Landlord: Tenant submittals shall include an elevation of the affected building facade and proposed sign, drawn to a minimum scale of 1/4” = 1 -0”. Drawings must include a cross-section showing electrical connections and proposed methods of attachment to building. Drawing shall indicate the type, color, thickness and type of materials, finish used on return and type of illumination. Tenant’s sign contractor shall visit the site to verify existing conditions prior to preparation of shop drawings and to obtain information needed to prepare these submittals.

Signage Design: Any letter style (block or script) may be used, subject to approval of the Landlord. Upper and lower case letters are permitted. Landlord will have final review over height increases for script letters. Proposed logos in addition to signage must be approved by the Landlord. Logos must be in proportion to the height of parapet and lettering and in same color as signage. Box type signs are not permitted.
Sign Construction: Exterior building mounted signs shall be internally illuminated acrylic faced individual letters mechanically attached to the non-glass portion of the building face. Letters shall appear black when not illuminated, white when illuminated. Letters shall be constructed of 1/8” thick Rohm & Haas Plexiglass (color #3063) faces with minimum .063 gauge aluminum returns and minimum .080 gauge aluminum backs. Aluminum joints are to be fully welded. Mechanical joining is not allowed. No armor plate or wood may be used in the manufactured returns. Returns are to be painted fiat black. The trim cap is to be one inch (1”) flat black “Jewel Lite.”
Signage Size/Length/Area: Height of letters shall not exceed thirty inches (30”). Multiple rows of lettering are not to exceed thirty inches (30”) in height including spaces between rows. The minimum letter size is twelve inches (12”). The individual letter depth is six inches (6”) minimum, or as required to diffuse neon stroke for uniform appearance. The maximum allowable signage length and area will be determined by the Landlord.
Illumination and Wiring: All signs must be UL labeled and be installed according to all applicable codes and the National Electrical Code. Lamps shall be 15mm and 30mm, 6500 degree white neon tubing. Quantity and placement of neon shall be adequate to provide uniform lighting across the entire width and length of each letter. Transformers and secondary wiring are to be concealed behind parapets or within the ceiling plenum. Electrical power shall be brought to the required location at Tenant’s sole expense. Conduit, wiring and similar components shall not be visible from the ground. Final electrical connection of sign to transformer box must be performed by a licensed electrician approved by Landlord. Timer controls for all signs are to be set per Landlord requirements.
Signage Installation: Letters are to be located on the building as determined by the Landlord. Attachment of the sign is to be made using non-corrosive mechanical fasteners into nominal 8” thick reinforced concrete tilt-wall panels. Tenant will be responsible for all damage to the building incurred during sign installation or removal. Upon removal of the sign, the Tenant will be responsible for repair and refinishing of all affected building surfaces.
     Interior Signs: Interior signs identifying fixed building elements, suite numbers and a building directory identifying tenant names and suite numbers will be provided by the Landlord. Tenant Identification signs (Tenant name, logo) for suite entries are to be provided by each tenant. Sign size and location shall comply with all local codes and ordinances, as well as ADA/TAS. Shell Building Interior signage comprises:
1	Building directory (lobby)

2	Tenant suite number identification

3	Stair identification

4	Restroom identification

5	Mechanical spaces

6	Emergency egress directions
     Tenant signs within the lease space are allowed, and will be provided by tenant. Size, color and configuration shall be compatible with the building standard graphics. Content of the signs shall be at the tenant’s option subject to approval by the Landlord.
Interior Signage Design and Construction:
Building Directory comprises a 24” X 30” thermoplastic plate with raised Universe 65 text, Tenant name and suite numbers are silk-screened onto thermoplastic plate.
Tenant Suite Identification signs are 6” x 6” thermoplastic plate, with a coated background, and black faced raised text. Text is Universe 65. Braille characters are raised and coated to match the sign color.
Stair, Restroom, Mechanical and Emergency Egress Identification signs are 4” x 6” thick thermoplastic plate, and black faced raised text. Text is Universe 65. Braille characters are raised magnesium. Raised black pictograms are provided for Men’s Room, Women’s Room, and Stairs.
Tenant Identification Signage: Tenant Identification signs may be of any letter style or design, provided they are sized and located according to the following requirements.
Submittal to Landlord: Submittals for Tenant Identification shall include a dimensioned elevation of the sign and the affected surrounding architectural elements (doors, glass etc.) drawn to a minimum 1/4” = 1 ‘ -0” scale. Drawing shall indicate the type, color and thickness of sign materials and the proposed mounting method. Tenant shall submit a sample of all sign materials in the finishes and colors specified on the drawings. All such signs shall be mounted on glass doors or glass sidelights. Sign submittals shall include samples of the glass if other than clear glass. Tenant’s sign contractor shall visit the site to verify existing conditions prior to preparation of shop drawings.
Signage Design and Construction: Signs may be text or graphic designs or a combination of both, subject to the size and placement requirements outlined below. Signs may be of any building standard sign material and color or other materials and colors subject to written approval from the Landlord. Signs may not be constructed of wood or any combustible material. Signs located on glass is restricted to painted, vinyl or screened lettering or graphics placed on the tenant side of the glass, and not projecting more than 1/32” from the glass surface. Illuminated Tenant Identification signage is prohibited.
Signage Size: No Tenant Identification sign may exceed twenty-four inches (24”) high maximum, forty-eight inches (48”) wide maximum and four (4) square feet in area, as defined by a rectangle surrounding a regularly shaped sign, or as defined in the case of an irregularly shaped sign by a rectilinear perimeter of not more than eight (8) straight lines enclosing the extreme limits of any figure or character.

Signage Placement: Tenant Identification signage is restricted to the following two locations:
1.	Glass on tenant door (all tenant doors are to be glass)

2.	Glass on tenant entry sidelight (all tenant entries are to include glass sidelight — space permitting

EXHIBIT I
FURNITURE
     Attached is a list of furniture that Landlord and Tenant agree to be correct to their knowledge. Any inaccuracy in such list shall not be considered an Event of Default by Landlord or render Landlord liable in any respect. The attached list below of furniture shall transfer to Tenant permanently and Tenant shall be free to use or dispose of such furniture as it desires effective upon execution of this Lease.
     T-Mobile 1st floor apace furniture inventory — as of 8/10/08

	Quantity	Description	Location
Reception Furniture:	1	sofa	Reception area
	1	love seat	Reception area
	1	Chair — cloth	Reception area
	1	coffee table	Reception area
	1	reception desk	Reception area
	1	credenza	Reception area

Board Room:	1	4 x 12 conference table	Board Room
	14	leather highback grey chairs

Conference rooms:	3	4 x 10 laminate conference table	Conference rooms
	2	2 x 4 buffet	Conference rooms
	2	dry erase boards	Conference rooms
	30	beige conference room chairs	throughout

Workstations:	60	8 x 8 workstations	throughout
	30	6 x 6 workstations	throughout
	12	8 x 6 workstations	throughout
	70	beige checkered cloth rolling chairs	throughout
	63	low back purple “guest’ chairs	throughout
	1	10 x 8 administrative cube

Offices:	6	2 piece desk	offices
	2	3 piece desk	offices
	3	curved desk	smaller offices
	8	credenza	offices
	9	2 drawer file cabinet	offices
	11	wardrobe cabinets	offices
	17	wooden guest chairs	throughout
	10	highback black leather chairs	throughout
	8	4 X 6 dry erase boards	conf rooms/offices/rm 145
	1	dark wooden desk	office
	1	dark wooden book shelf	office
	1	dark wooden 2 drawer file cabinet	office
	1	wooden dry erase board w/ doors	office
	2	highback royal colored guest theirs	office

	Quantity	Description	Location
Breakroom:	1	ice maker	breakroom
	1	dishwasher	breakroom
	5	36 inch tables	breakroom
	10	plastic chairs location	breakroom

Miscellaneous Chairs:	11	highback dk green rolling chairs	workstations
	11	low back black task chairs	workstations
		low back purple rolling chairs	workstations
		highback black chairs	throughout
		wooden chair	throughout
		low back beige chair	throughout
		beige rolling chairs	throughout
		grey guest chair	throughout
		larger purple rolling chair	throughout
		barrel chairs	meeting room

Miscellaneous:	1	36 inch table	throughout
	1	portable workstation	breakroom
	2	2 x 5 rectangular tables	throughout
	2	Bookshelves	hallway
	4	2 x 3 rectangular desk/tables	throughout
	1	4 x 8 wooden conference table (damaged)	data room
	7	2 x 4 shelves with storage above	conference room & office
		2 x 4 shelves	conference room
		2 door vertical file cabinet	rm 148
		4 drawer lateral file cabinets	throughout
		corkboard	throughout
		framed artwork	throughout
		trash cans	throughout

EXHIBIT J
CONDUIT
     Landlord shall provide and Tenant shall be permitted the use of a four (4) inch conduit as noted on Exhibit J-1. Landlord shall be solely responsible for the first twenty thousand dollars ($20,000.00) of the costs of the conduit and its installation, and Tenant shall be solely responsible for the next twenty thousand dollars ($20,000.00), and thereafter Landlord and Tenant shall share the costs equally. However, in no event, will Landlord contribute more than twenty five thousand dollars ($25,000.00) in total.
     Tenant shall have the option to pay for the cost of its portion of the conduit from its Tenant Allowance.

EXHIBIT J-1
CONDUIT DIAGRAM